[CIK]      0000914670
[NAME]     CORRECTIONAL SERVICES CORPORATION


                           LEASE AGREEMENT

  	This Lease ("Lease") is made this 1st day of September, 1997, between Correctional Services Corporation ("Lessee"), and Grenada
County ("Lessor").

Premises

  	1. The Lessor leases to the Lessee the premises in the City of Grenada, County of Grenada, and State of Mississippi, described as follows: One 160 bed jail located at 60 Green Street, Grenada,
Mississippi and one 20 bed Annex located at 831 South Commerce,
Grenada, Mississippi, together with the exercise areas, fences and other appurtenances thereto such as are required for the proper operation of a jail. (Attach a footprint of the leased premises to define them and to distinguish the sheriff's quarters.)

Term

   2. The original term of this Agreement shall be for a period of five (5) years with an option to renew for additional period of two (2) years.

Rent

  	3. The Lessee agrees to pay the Lessor as rent for the premises the sum of $10.00 yearly. Payments will be made to Grenada County, Mississippi through the office of the Chancery Clerk of said
County.

Taxes

   	4. The Lessee shall pay and discharge all existing and future taxes, assessments, duties, impositions, and burdens assessed, charged, or imposed, upon the premises or any erections thereon, or upon the owner or occupier in respect thereof, and shall deliver to the Lessor promptly proper and sufficient receipts and other evidence of the payment and discharge of the same.

Liens or Encumbrances

   	5. The Lessee shall not suffer the premises or any erection or improvements thereon to become subject to any lien, charge, or encumbrance whatsoever, and shall indemnify the Lessor against all such liens, charges, and encumbrances; it being expressly agreed that the Lessee shall have no authority, express or implied, to create any lien, charge, or encumbrance upon the premises or the improvements thereon.

Assignments

   	6. The Lessee shall not assign this lease, except with the Lessor's written consent.

Insurance

   	7. The Lessee shall keep the buildings and improvements upon the premises insured against loss or damage by fire or other disasters, for their full insurable value in companies satisfactory to the Lessor, and shall furnish the Lessor with a complete list of all such insurance; shall pay all the premiums necessary for those purposes immediately as they become due, and deliver to the Lessor the receipts therefor; shall make all insurance payable to the Lessor, and shall deliver to the Lessor the policies of all insurance payable to the Lessor; provided, that if the Lessee shall at any time fail to insure or keep insured as aforesaid, the Lessor may do all things necessary to effect or maintain such insurance, and any moneys expended by him for that purpose shall be repaid by the Lessee within 30 days of demand for payment.

Damage or Destruction

   	8. In case of damage or destruction by fire or otherwise, the Lessee shall repair, restore, or rebuild the buildings and improvements on the premises, in accordance with plans and specifications to be approved by the Lessor, with all reasonable dispatch, and in any event within twelve (12) months from the time of such damage or destruction; provided, that in case of any such damage or destruction the Lessor shall apply any insurance money recovered by it to such repair, restoration or rebuilding under plans and specifications approved by the Lessor; and provided further that all insurance money recovered and paid to the Lessor shall first be so applied; and provided also that in case the Lessee shall not so repair, restore, or rebuild within twelve (12) months, then such insurance money recovered by the Lessor shall be retained it.

Repairs

   	9. The Lessee shall keep the demised buildings, and all other buildings and erections which may at any time during the said term be erected upon the premises, and the drains, fences, grounds and appurtenances in good condition and repair.

Alterations

   	10. The Lessee shall not make any alteration of the buildings or the premises without the consent in writing of the Lessor.

New Buildings

   	11. The Lessee shall not erect or permit to be erected on the premises any new buildings or make or permit to be made any addition to the building to be erected upon the premises, except in accordance with plans and specifications previously approved by the Lessor.

Lessor to Enter

   	12. The Lessee shall permit the Lessor and/or the Sheriff of Grenada County and his agents at all reasonable times to enter upon the premises to view the condition of the premises and buildings.

Unlawful Use

   	13. The Lessee shall not make or suffer any use or occupancy of the premises contrary to this lease, the operating agreement between CSC and Grenada County, any law or ordinance now or hereafter in force.

Indemnity

   	14. The Lessee shall indemnify the Lessor against all costs and expenses, including counsel fees, lawfully and reasonably incurred in the defense of any action or proceeding, or in discharging the premises from any charge, lien, or encumbrance, or in obtaining possession after default of the Lessee or the termination of this lease, or enforcing the terms thereof.

Surrender

    15. At the termination of this lease the Lessee shall surrender the premises with all buildings erected thereon and additions thereto and all fixtures affixed thereto in such repair and condition as shall be in accordance with the covenants herein contained.

Quiet Possession

   	16. The Lessor shall warrant and defend the Lessee in the enjoyment and peaceful possession of the premises during the said term.

   	17. The Lessor warrants that it has quiet title to the premises, that it will promptly pay any and all bond or other lawful payments required to assure continued possession and operation of the premises for the purposes contemplated.

Representatives Bound

   	18. It is agreed that the covenants, stipulations, and conditions herein contained shall inure to the benefit of and shall be binding upon the heirs and assigns of the Lessor and the heirs, executors, administrators, and assigns of the Lessee.

Venue and Choice of Law

   	19. This Lease will be governed by the laws of the State of Mississippi. Any action regarding this Lease must be brought in a court of competent jurisdiction for the County of Grenada, Mississippi.

GRENADA COUNTY		        	CORRECTIONAL SERVICES CORPORATION
("Lessee")		             ("Lessor")

By:    \s\  Fred Carver         By:     \s\  James S. Slattery
Title:      President           Title:       President
Date:       9/12/97             Date:         9/10/97